Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated November 19, 2004, accompanying the consolidated financial statements of Aeolus Pharmaceuticals, Inc. and subsidiaries appearing in the 2006 Annual Report of Aeolus Pharmaceuticals, Inc. to its shareholders included in the Annual Report on Form 10-K for the year ended September 30, 2006 which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned Report.

/s/ GRANT THORNTON LLP

Raleigh, North Carolina
March 28, 2007